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CLAYTON HOMES, INC.

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Set forth below is the text of the press release issued by Clayton Homes, Inc. on July 13, 2003.

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 13, 2003	Contact:	Investor Relations
	Phone:	865-380-3206
	Fax:	865-380-3784

Clayton Homes, Inc. (CMH: NYSE) Issues Letter to Stockholders

Dear Fellow Stockholders:

We would like to eliminate any confusion surrounding Cerberus Capital Management’s expression of interest in the company three business days prior to the stockholders vote on the Berkshire Hathaway offer to acquire Clayton Homes. Since the vote is scheduled for Wednesday of this week, we want to provide you with the current facts.

Some would have you believe that there is now, or that there will be, a higher offer for your stock. The fact is, there is no offer—not from Cerberus or from anyone other than Berkshire—despite the fact that since announcement of the Berkshire Hathaway offer on April 1, 2003, it has been public knowledge that superior offers could be considered by our board. I repeat, there is only one offer on the table—the Berkshire Hathaway offer of $12.50 per share in cash.

Interestingly Cerberus waited until late last Thursday to advise the company that they were considering making a proposal that could provide greater value to our stockholders than the Berkshire Hathaway transaction. Cerberus is a company that specializes in acquiring the debt and other assets of distressed companies and is acting in its own best interests. First and foremost, Cerberus has not made any sort of binding offer for our company. Cerberus simply faxed, without any prior communication, a brief letter indicating that they wanted to perform due diligence, and possibly make a superior offer to that of Berkshire.

Why did a company with a significant new investment in a competing finance company (Conseco) wait until three business days before the vote on the merger to publicly state its interest in Clayton Homes? From our proxy statement, Cerberus has known for months that our agreement with Berkshire Hathaway permitted us to enter into negotiations with any party interested in making a superior offer for 39 days following the announcement of our agreement with Berkshire Hathaway. Furthermore, even after this 39-day window, the agreement still permitted us to accept an offer superior to that of Berkshire Hathaway. Despite this fact and speculation from a few stockholders that the $12.50 per share price of the Berkshire Hathaway deal undervalued Clayton Homes, no offer has materialized.

We did not pour cold water on the Cerberus expression of interest. We responded that we would be happy to consider a superior offer that maximizes value for all stockholders, noting that time is of the essence.

Rather than make such an offer, this past weekend Cerberus advised us that they would not be making a proposal prior to the stockholders meeting. Instead, Cerberus said that in the event the Berkshire merger is rejected, they would like to conduct due diligence for the purpose of possibly submitting a proposal.

The Board of Directors met at noon today to consider the expression of interest by Cerberus. After deliberating separately, the independent board members unanimously voted in favor of the Berkshire Hathaway transaction. After noting that the Berkshire Hathaway offer is the only binding offer received, and given the outlook for the industry and the uncertainty of the financing resources likely to be available, the full board unanimously reaffirmed its recommendation that Clayton Homes stockholders vote for the Berkshire offer.

Until a few months ago, industry participants believed that the asset backed securitization (ABS) capital markets would remain reliable. Now the ABS investors are incurring significant losses and require much greater disciplined underwriting. This new industry-financing paradigm has redefined the size of the industry to a significantly lower level. With a forty-year track record gauging the state of the industry, we see little likelihood of a foreseeable recovery. Accordingly we are uncomfortable leaving our ownership, and that of our other stockholders, at risk.

We urge you to vote in favor of the merger agreement with Berkshire Hathaway. Stockholders who require voting assistance are urged to contact our proxy solicitor, Georgeson Shareholder Communications, toll-free at 800.669.9886. Banks and brokerage firms can call collect at 212.440.9800.

Yours truly,

Kevin T. Clayton
Chief Executive Officer and President
Clayton Homes, Inc.

This press release contains forward-looking statements with respect to management’s beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes’ products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes’ business, are discussed in Clayton Homes’ Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.